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                                                                      EXHIBIT 99

                     Independent Accountants' Review Report

The Board of Directors and Shareholders
Foot Locker, Inc.:

We have reviewed the accompanying condensed consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of November 1, 2003 and November 2, 2002, and the related condensed consolidated statements of operations and the condensed consolidated statements of comprehensive income for the thirteen and thirty-nine weeks ended November 1, 2003 and November 2, 2002, and the condensed consolidated statements of cash flows for the thirty-nine weeks ended November 1, 2003 and November 2, 2002. These condensed consolidated financial statements are the responsibility of Foot Locker, Inc.'s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Foot Locker, Inc. and subsidiaries as of February 1, 2003, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 12, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 1, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



/s/ KPMG LLP
New York, New York
November 19, 2003